Exhibit 99.1

NewsRelease

TC PipeLines, LP Raises Distribution and Announces 2013 Second Quarter Financial Results

HOUSTON, Texas – July 24, 2013 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today announced that the board of directors of TC PipeLines GP, Inc., its general partner (the General Partner), declared the Partnership’s second quarter 2013 cash distribution of $0.81 per common unit, a three cent (3.8 percent) increase over the distribution paid in first quarter 2013. The distribution is payable on August 14, 2013 to unitholders of record as of the close of business on August 5, 2013.

“The July 1, 2013 acquisition of additional 45 percent interests in each of GTN and Bison was well received by the market as evidenced by our successful financing activities and recent unit price performance,” said Steve Becker, president of TC PipeLines, GP, Inc. “The increase in our cash distribution reflects the anticipated enhancement to our portfolio from the additional interests in these solid, cash flow generating assets.”

The Partnership also reported second quarter 2013 Partnership cash flows of $42 million and net income of $23 million.

“The Partnership continued to perform as expected in the second quarter reflecting the long-term contracted nature of our portfolio of essential energy infrastructure assets,” continued Becker. “With our strong balance sheet, we believe the Partnership is well positioned to deliver long-term value and solid results in the future.”

Second Quarter 2013 Highlights (All financial figures are unaudited)

o	Raised second quarter 2013 cash distribution to $0.81 per common unit marking the 14th consecutive year of increasing distributions for the Partnership.
o	Partnership cash flows of $42 million.
o	Paid cash distributions of $43 million or $0.78 per common unit.
o	Net income of $23 million.
o	Acquired additional 45 percent interests in each of Gas Transmission Northwest LLC (GTN) and Bison Pipeline LLC (Bison) on July 1.
o	Issued 8.855 million common units in a public offering for net proceeds of $373 million.
o	Raised $500 million in bank term debt with the Partnership’s existing syndicate of lenders.

The Partnership’s financial highlights for the second quarter of 2013 compared to the second quarter of 2012 were:

	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars except per common unit amounts)	2013	2012	2013	2012
Partnership cash flows(a)	42	52	86	102
Cash distributions paid	(43)	(42)	(85)	(84)
Cash distributions declared per common unit	$0.81	$0.78	$1.59	$1.55
Net income	23	33	52	72
Net income per common unit(b)	$0.40	$0.60	$0.92	$1.31
Weighted average common units outstanding (millions)	57.4	53.5	55.4	53.5
Common units outstanding at end of period (millions)	62.3	53.5	62.3	53.5

(a) Partnership cash flows is a non-GAAP financial measure. Refer to the description of Partnership Cash Flows in the section of this release entitled “Partnership Cash Flows” and the Supplemental Schedule Non-GAAP Measures for further detail.

 (b) Net income per common unit is computed by dividing net income, after deduction of the General Partner’s allocation, by the weighted average number of common units outstanding. The General Partner’s allocation is computed based upon the General Partner’s effective two percent general partner interest plus an amount equal to incentive distributions. On May 22, 2013, the Partnership issued 8.855 million common units in a public offering.

Recent Developments

GTN and Bison Additional Membership Interests Acquisition - On July 1, 2013, the Partnership acquired additional 45 percent membership interests in each of GTN and Bison (the “Acquisition”) from subsidiaries of TransCanada. The total purchase price of the Acquisition, subject to certain post-closing adjustments, was $1,050 million plus closing adjustments for working capital of $17 million (the “Purchase Price”).

The Purchase Price consisted of (i) $750 million for the GTN membership interest (less $146 million, which reflected 45 percent of GTN’s outstanding debt at the time of the Acquisition), (ii) $300 million for the membership interest in Bison and (iii) closing working capital adjustments. The resulting $921 million paid by the Partnership was financed through a combination of (i) a public offering of 8,855,000 common units at $43.85 per common unit resulting in net proceeds of $373 million, (ii) borrowing of $500 million in bank term loans, (iii) a capital contribution from the General Partner of $8 million which was required to maintain the General Partner’s effective two percent general partner interest in the Partnership, and (iv) a draw on the Partnership’s existing $500 million senior revolving credit facility and cash on hand.

Term Loan Facility - On July 2, 2013, the Partnership borrowed $500 million under a new term loan facility with a syndicate of lenders, which matures on July 1, 2018. The outstanding principal bears interest based on the London Interbank Offered Rate plus an applicable margin.

Equity Offering - On May 22, 2013, the Partnership completed a public offering of 8,855,000 common units at $43.85 per common unit for gross proceeds of $388 million and net proceeds of $373 million after unit issuance costs. The General Partner maintained its effective two percent general partner interest in the Partnership by contributing $8 million to the Partnership in connection with the offering.

Cash Distributions – On July 23, 2013, the board of directors of our General Partner declared the Partnership’s second quarter 2013 cash distribution in the amount of $0.81 per common unit payable on August 14, 2013 to unitholders of record as of August 5, 2013.

Liquidity and Capital Resources

Partnership Cash Flows

Partnership cash flows decreased by $10 million to $42 million in the second quarter of 2013 compared to $52 million in the same period of 2012. This decrease was primarily due to lower cash distributions from Great Lakes of $6 million and Northern Border of $4 million as compared to the same period of 2012.

The Partnership paid distributions of $43 million in the second quarter of 2013, an increase of $1 million compared to the same period in 2012.

The Partnership uses the non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before General Partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. Management also uses these measures as a basis for recommendations to our General Partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance.

Partnership cash flows include cash distributions from the Partnership’s equity investments, Great Lakes, Northern Border, GTN and Bison, plus operating cash flows from the Partnership’s wholly-owned subsidiaries, North Baja and Tuscarora, net of Partnership costs and distributions declared to the General Partner.

Partnership cash flows and Partnership cash flows before General Partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

Contractual Obligations

At June 30, 2013, there was no outstanding balance on the Partnership’s $500 million senior revolving credit facility. The zero balance was a result of a repayment of the revolving facility with the proceeds from the Partnership’s equity offering.  Upon close of the Acquisition, the revolving facility was redrawn to $360 million. The Partnership was in compliance with the covenants of the credit agreement at June 30, 2013.

Net Income

For the three months ended June 30, 2013, net income decreased by $10 million to $23 million compared to $33 million in the second quarter of 2012. This decrease was primarily due to lower equity earnings from Great Lakes and increased general and administrative expenses.

Equity earnings from Great Lakes were nil in the second quarter of 2013, a decrease of $8 million compared to the same period in 2012. The decrease was due to lower revenue resulting from contracted capacity at lower rates and volumes in the second quarter of 2013 compared to the same period in 2012.

General and administrative expenses were $4 million in the second quarter of 2013, an increase of $2 million compared to the same period in 2012. This increase was due to expenses incurred in relation to the acquisition of additional interests in GTN and Bison.

Conference Call

Analysts, members of the media, investors and other interested parties are invited to participate in a teleconference by calling 866.223.7781 today, Wednesday, July 24, 2013 at 10 a.m. central daylight time (CDT)/11 a.m. eastern daylight time (EDT). Steve Becker, President of the General Partner, will discuss the Partnership’s financial results and latest developments. Please dial in 10 minutes prior to the start of the call. No pass code is required. Interested parties can also listen to a live webcast and replay of the conference call by accessing the Investor Center portion of the Partnership’s website at www.tcpipelineslp.com. Slides with information that may be discussed during the webcast will be posted on the Investor Center of the Partnership’s website under “Events and Presentations” prior to the webcast.

A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CDT) and midnight (EDT) on July 31, 2013, by calling 800.408.3053, then entering pass code 1767681.

TC PipeLines, LP is a Delaware master limited partnership with interests in six federally regulated U.S. interstate natural gas pipelines which serve markets in western and mid-western United States and Eastern Canada. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Forward-Looking Statements

Certain non-historical statements in this release relating to future plans, projections, events or conditions, including our belief that the Partnership is well positioned to deliver long-term value and solid results in the future, are intended to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, competitive conditions in the natural gas industry, increases in operating and compliance costs, the outcome of rate proceedings, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, availability of capital and market demand that the Partnership expects or believes will or may occur in the future.  These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2012 filed with the Securities and Exchange Commission (the “SEC”), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:	Shawn Howard/Grady Semmens	403.920.7859
Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars except per common unit amounts)	2013	2012	2013	2012

Equity earnings from unconsolidated affiliates	22	31	48	69
Transmission revenues	16	16	33	32
Operating expenses	(3)	(4)	(7)	(8)
General and administrative	(4)	(2)	(6)	(4)
Depreciation	(3)	(3)	(6)	(6)
Financial charges and other	(5)	(5)	(10)	(11)
Net income	23	33	52	72

Net income allocation
Common units	23	32	51	70
General Partner	-	1	1	2
	23	33	52	72

Net income per common unit – basic and diluted	$0.40	$0.60	$0.92	$1.31

Weighted average common units outstanding (millions) – basic and diluted	57.4	53.5	55.4	53.5

Common units outstanding, end of period (millions)	62.3	53.5	62.3	53.5

TC PipeLines, LP
Financial Summary

Consolidated Condensed Balance Sheet

(unaudited) (millions of dollars)	June 30, 2013	December 31, 2012
ASSETS
Current assets	74	12
Investment in unconsolidated affiliates	1,545	1,563
Other assets	416	423
	2,035	1,998

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	8	8
Other liabilities	2	1
Long-term debt, including current portion	376	688
Partners' equity	1,649	1,301
	2,035	1,998

 TC PipeLines, LP
Supplemental Schedule

Non-GAAP Measures
Reconciliation of Net Income to Partnership Cash Flows

	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars except per common unit amounts)	2013	2012	2013	2012
Net income	23	33	52	72
Add:
Cash distributions from Great Lakes (a)	6	12	12	23
Cash distributions from Northern Border (a)	22	26	44	51
Cash distributions from GTN (a)	8	8	14	13
Cash distributions from Bison (a)	3	4	7	8
Cash flows provided by Other Pipes’ operating activities	13	11	27	25
	52	61	104	120

Less:
Equity earnings from unconsolidated affiliates	(22)	(31)	(48)	(69)
Other Pipes’ net income	(10)	(10)	(20)	(19)
	(32)	(41)	(68)	(88)

Partnership cash flows before General Partner distributions	43	53	88	104
General Partner distributions (b)	(1)	(1)	(2)	(2)

Partnership cash flows	42	52	86	102

Cash distributions declared	(52)	(43)	(94)	(85)
Cash distributions declared per common unit (c)	$0.81	$0.78	$1.59	$1.55
Cash distributions paid	(43)	(42)	(85)	(84)
Cash distributions paid per common unit (c)	$0.78	$0.77	$1.56	$1.54

(a) In accordance with the cash distribution policies of the respective entities, cash distributions from Great Lakes, Northern Border, GTN and Bison are based on their respective prior quarter financial results.
(b) General Partner distributions represent the cash distributions declared to the General Partner with respect to its effective two percent General Partner interest plus an amount equal to incentive distributions.
(c) Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the General Partner's allocation, by the number of common units outstanding.